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                                                                    Exhibit 99.1


              HEALTHCARE FINANCIAL PARTNERS AND HELLER FINANCIAL
         ANNOUNCE RESULTS OF STOCKHOLDER ELECTIONS IN UPCOMING MERGER


     CHEVY CHASE, MARYLAND, July 23, 1999 - HealthCare Financial Partners, Inc. (NYSE: HCF) and Heller Financial, Inc. (NYSE: HF) jointly announced today the results of elections made by HCF's stockholders in connection with the companies' upcoming merger. Under the terms of the merger agreement, HCF's stockholders were allowed, subject to certain proration provisions, to elect to receive either cash or Heller Class A common stock valued at $35 in exchange for all shares of HCF common stock owned by them.

     Holders of 4,324,415 shares of HCF's common stock elected (or were deemed to have elected) to receive Heller Class A common stock. On the closing date of the merger, scheduled for Wednesday, July 28, they will receive 1.2975 shares of Heller Class A common stock for each share of HCF common stock owned by them.

     Holders of 9,195,822 shares of HCF's common stock elected to receive cash. As result of the proration provisions of the merger agreement, they will receive cash for approximately 87% of the shares of HCF common stock owned by them, and
1.2975 shares of Heller Class A common stock for each of their remaining shares. The precise allocation will be determined on the closing date of the merger. To the extent that the NYSE closing sale price of Heller Class A common stock is less then $26.975 on that date, these HCF stockholders will receive Heller Class A common stock for a higher percentage of the shares of HCF common stock owned by them.

     HealthCare Financial Partners, Inc. is a commercial finance company providing financing and related services to healthcare providers. Heller Financial, Inc. is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients.



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